                                                       Exhibits 8 and 23(c)

                  [WARNER NORCROSS & JUDD LLP LETTERHEAD]

                               July 16, 1998

Old Kent Capital Trust II
Old Kent Financial Corporation
111 Lyon Street, N.W.
Grand Rapids, Michigan 49503

          Re:  REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

          We have acted as counsel to Old Kent Financial Corporation, a Michigan corporation (the "Corporation"), and Old Kent Capital Trust II, a statutory business trust formed under the laws of the State of Delaware (the "Trust"), in connection with a Registration Statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") on or about July 17, 1998 for the purpose or registering capital income securities representing undivided preferred beneficial interests in the assets of the Trust (the "Capital Securities"), junior subordinated deferrable interest debentures to be issued by the Corporation to the Trust, and a guarantee by the Corporation with respect to the Capital Securities.

          We hereby confirm our opinions set forth under the heading "Certain United States Federal Income Tax Consequences" contained in the form of Prospectus Supplement for an offering of Capital Securities filed as an exhibit to the Registration Statement (the "Form of Prospectus Supplement").

           This opinion assumes that any instrument that is issued under the Form of Prospectus Supplement will have terms identical to those set forth in the Form of Prospectus Supplement. We express no opinion with respect to the transactions referred to in the Registration Statement or the Form of Prospectus Supplement other than as expressly set forth herein. Moreover, we note that there is no authority directly on point dealing with securities such as the Capital Securities or transactions of the type described herein. Our opinion is not binding on the Internal Revenue Service or the courts, either of which could take a contrary position. Nevertheless, we believe that if challenged, the opinions we express herein would be sustained by a court with jurisdiction in a properly presented case.

          Our opinion is based on the case law, the Internal Revenue Code, Treasury Regulations and Internal Revenue Service rulings as they now exist. These authorities are all subject to change, and such change may be made with retroactive effect. We can give no assurance that, after any such change, our opinion would not be different. We undertake no responsibility to update or supplement our opinion.

Old Kent Financial Corporation
Old Kent Capital Trust II
July 16, 1998
Page 2
______________________________


          We are admitted to practice law only in the State of Michigan and the opinions we express herein are limited solely to matters governed by laws of the State of Michigan and the federal law of the United States.

          This opinion is furnished to you solely for your benefit in connection with the filing of the Registration Statement and, except as provided below, this opinion may not be furnished, circulated or quoted to, or relied upon by, any other person for any purpose. We hereby consent to the filing with the Securities and Exchange Commission of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the headings "Certain United States Federal Income Tax Consequences" and "Legal Opinions" in the Form of Prospectus Supplement and under the heading "Legal Opinions" in the Prospectus forming a part of the Registration Statement.


                         WARNER NORCROSS & JUDD LLP



                         By /s/ Stephen R. Kretschman
                            Stephen R. Kretschman, a Partner